No. __________

MASTER AGREEMENT TO LEASE EQUIPMENT

THIS MASTER AGREEMENT TO LEASE EQUIPMENT (together with the Appendix and Addendum, if any, hereto, this "Agreement") is entered into as of June 30, 2000 by and between CISCO SYSTEMS CAPITAL CORPORATION ("Lessor" ), having its principal place of business at 170 West Tasman Drive, Mailstop SJCLP1/2, 3rd Floor, San Jose, California 95134 and US DATA AUTHORITY, INC., a Florida Corporation ("Lessee"), having its principal place of business at 3500 NW Boca Raton Boulevard, Building 811, Boca Raton, Florida 33431.

I. THE LEASE

1.1 Lease of Equipment. In accordance with the terms and conditions of this Agreement, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the personal property described in the lease schedule(s) (each, a "Schedule") to be entered into from time to time into which this Agreement is incorporated (each Schedule, together with this Agreement, a "Lease"), together with all substitutions, replacements, repairs, parts and attachments, improvements and accessions thereto (the "Equipment"). Capitalized terms not otherwise defined in this Agreement have the meanings specified in the applicable Schedule. Each Lease shall constitute a separate, distinct, and independent lease and contractual obligation of Lessee. Except as expressly set forth in any Lease, Lessor shall at all times retain the full legal title to the Equipment, it being expressly agreed by both parties that each Lease is an agreement of lease only.

1.2 Equipment Procurement. Lessee has ordered or shall order the Equipment pursuant to one or more purchase orders or purchase contracts (together, "Purchase Order") to or with Cisco Systems, Inc., a Cisco-approved reseller or any other vendor (together, "Vendor"), which Purchase Order shall be promptly delivered to Lessor. Subject to Lessor's acceptance of such Equipment, as evidenced by its preparation and delivery to Lessee for signature of a Schedule relating to such Equipment, Lessee shall be deemed to have assigned to Lessor all Lessee's right, title and interest in and to the Equipment and the Purchase Order; provided that Lessor shall have no obligations under the Purchase Order. Lessee shall execute and return to Lessor (a) each Schedule within five days of Lessee's receipt of same, and (b) each Certificate of Acceptance within five days of receipt and acceptance of the applicable Equipment. If for whatever reason the lease transaction in respect of the Equipment is not consummated, (i) Lessee shall remain solely liable to pay Vendor in accordance with the Purchase Order, and (ii) upon receipt of satisfactory evidence of such payment by Lessee, Lessor shall assign to Lessee, without warranty, its right, title and interest in and to the Equipment and the Purchase Order.

1.3 Term of Lease. The Original Term of each Lease shall begin on the Commencement Date as specified in the applicable Schedule and, subject to Sections 3.5 and 4.2, shall terminate on the date specified in the applicable Schedule. If so provided in the applicable Schedule, the Original Term for any Lease may be succeeded by one or more Extended Terms. Subject to Sections 3.5 and 4.2 and any express provisions of the Schedule, no Lease may be terminated by Lessor or Lessee, for any reason whatsoever, prior to the end of the Original Term or any pending Extended Term.

1.4 Rental Payments. Lessee shall pay Lessor Rent for the Equipment in the amounts and at the times specified in the applicable Schedule. All Rent and other amounts payable by Lessee to Lessor hereunder shall be paid to Lessor at the address specified above, or at such other place as Lessor may designate in writing to Lessee from time to time.

1.5 Return of Equipment. Upon expiration of the Lease Term, Lessee shall immediately return the Equipment to Lessor in the condition and at the place provided in Section 3.3.

II. DISCLAIMERS AND WARRANTIES; INTELLECTUAL PROPERTY

2.1 Disclaimers; Warranties. Lessee represents and acknowledges that the Equipment is of a size, design, capacity and manufacture selected by it, and that it is satisfied that the Equipment is suitable for its purposes. LESSEE LEASES THE EQUIPMENT AS IS, AND, NOT BEING THE MANUFACTURER OF THE EQUIPMENT, THE MANUFACTURER'S AGENT OR THE SELLER'S AGENT, LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN OR CONDITION OF THE EQUIPMENT. LESSOR SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE RESULTING FROM THE INSTALLATION, OPERATION OR OTHER USE, OR DEINSTALLATION OF THE EQUIPMENT, INCLUDING ANY DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS. Lessee shall look solely to the manufacturer or the supplier of the Equipment for correction of any problems that may arise with respect thereto, and all transferable manufacturer and supplier warranty rights are, to the extent such rights have been transferred to Lessor, hereby assigned without representation or warranty by Lessor to Lessee for the Lease Term, which warranties Lessee is authorized to enforce if and when there exists no Event of Default. Any such enforcement shall be at Lessee's sole cost and expense.

2.2 Intellectual Property. Lessee acknowledges that neither this Agreement nor any Lease conveys any explicit or implicit license for the use of software or other intellectual property of Cisco Systems, Inc. or its affiliates relating to the Equipment and that such license rights, to the extent they exist, are contained in separate documentation entered into between Lessee and Cisco Systems, Inc. or other persons. LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY PATENT, COPYRIGHT AND TRADEMARK RIGHTS, OF ANY THIRD PARTY WITH RESPECT TO THE EQUIPMENT, WHETHER RELATING TO INFRINGEMENT OR OTHERWISE. Lessor shall, when reasonably requested in writing by Lessee, provided there exists no Event of Default and an indemnity satisfactory to Lessor is delivered by Lessee, and at Lessee's cost and expense, enforce rights of indemnification, if any, for patent, copyright or other intellectual property infringement obtained from the manufacturer under any agreement for purchase of the Equipment. If notified promptly in writing of any action brought against Lessee based on a claim that the Equipment infringes a United States patent, copyright or other intellectual property right, Lessor shall promptly notify the manufacturer thereof for purposes of exercising, for the benefit of Lessee, Lessor's rights with respect to such claim under any such agreement.

III. LESSEE OBLIGATIONS

3.1 Net Lease; Payments Unconditional. EACH LEASE IS A NET LEASE, AND ALL COSTS, EXPENSES AND LIABILITIES RELATING TO THE EQUIPMENT, INCLUDING IN RESPECT OF TAXES, INSURANCE AND MAINTENANCE, SHALL BE BORNE SOLELY BY LESSEE. LESSEE'S OBLIGATION TO PAY ALL RENT AND OTHER SUMS THEREUNDER, AND THE RIGHTS OF LESSOR IN AND TO SUCH PAYMENTS, SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, COUNTERCLAIM, INTERRUPTION, DEFERMENT OR RECOUPMENT, FOR ANY REASON WHATSOEVER.

3.2 Use of Equipment. Lessee shall use the Equipment solely in the conduct of its business, in a manner and for the use contemplated by the manufacturer thereof, and in compliance with all Requirements of Law of every Governmental Authority having jurisdiction over the Equipment or Lessee and with the provisions of all policies of insurance carried by Lessee pursuant to Section 3.6.

3.3 Delivery; Installation; Return; Maintenance and Repair; Inspection. Lessee shall be solely responsible, at its own expense, for (a) the delivery of the Equipment to Lessee, (b) the packing, rigging and delivery of the Equipment back to Lessor, upon expiration or termination of the Lease Term, in good repair, condition and working order, ordinary wear and tear excepted, at the location(s) within the continental United States specified by Lessor, and (c) the installation, de-installation, maintenance and repair of the Equipment. During the Lease Term, Lessee shall ensure that the Equipment is covered by a maintenance agreement, to the extent available, with the manufacturer of the Equipment or other party reasonably acceptable to Lessor. Lessee shall, at its expense, keep the Equipment in good repair, condition and working order, ordinary wear and tear excepted, and at the expiration or termination of the Lease Term with respect to any of the Equipment, have such Equipment inspected and certified acceptable for maintenance service by the manufacturer. If any of the Equipment, upon its return to Lessor, is not in good repair, condition and working order, ordinary wear and tear excepted, and so inspected and certified, Lessee shall be obligated to pay Lessor for the out-of-pocket expenses Lessor incurs in bringing such Equipment up to such status, but not in excess of the Casualty Value for such Equipment, promptly after its receipt of an invoice for such expenses. Lessor shall be entitled to inspect the Equipment at reasonable times.

3.4 Taxes. Lessee shall pay, and hereby indemnifies Lessor on a net, after-tax basis, against, and shall hold it harmless from, all license fees, assessments, and sales, use, property, excise and other taxes and charges, other than those measured by Lessor's net income, now and hereafter imposed by any Governmental Authority upon or with respect to any of the Equipment, or the possession, ownership, use or operation thereof, or any Lease, or the consummation of the transactions contemplated by any Lease. Notwithstanding the foregoing, to the extent required of it by applicable law and in reliance upon Lessee's disclosure of the location of such Equipment, Lessor shall file personal property tax returns, and shall pay personal property taxes payable with respect to the Equipment. Lessee shall pay to Lessor the amount of all such personal property taxes within 15 days of its receipt of an invoice for such taxes. For any Lease that is specified as an FMV Lease in the applicable Schedule, Lessee acknowledges that it is the intent of Lessor, and a material inducement to Lessor to enter into such Lease, to obtain all state and Federal income tax benefits of ownership with respect to the Equipment under such Lease, including entitlement to annual accelerated cost recovery deductions.

3.5 Loss of Equipment. Lessee assumes the risk that, and shall promptly notify Lessor in writing if, any item of Equipment becomes lost, stolen, damaged, destroyed or otherwise unfit or unavailable for use from any cause whatsoever (an "Event of Loss") after it has been delivered to a common carrier for shipment to Lessee. Unless the item is damaged and is reparable within a reasonable period of time in the judgment of Lessor (in which event Lessee shall promptly cause such item to be repaired and restored to the condition and value it had prior to such Event of Loss, at its own cost and expense), Lessee shall pay to Lessor on the Rent payment date following Lessor's receipt of such notice (or, if none, 30 days after such Event of Loss), an amount equal to the Rent payment or payments due and payable with respect to such Equipment on or prior to such date, plus a sum equal to the Casualty Value of such Equipment as of such date. Upon making such payment, the Rent for such Equipment shall cease to accrue, the term of the Lease as to such Equipment shall terminate and (except in the case of loss, unrecovered theft or complete destruction) Lessor shall be entitled to recover possession of such Equipment in accordance with the provisions of Section 3.3 above. If Lessor has received the foregoing amount, Lessee shall be entitled to the proceeds of any recovery in respect of such Equipment from insurance or otherwise, provided that if the Equipment is subject to an FMV Lease, Lessee shall be entitled to receive such proceeds only up to the Casualty Value therefor, any excess amount to be paid to Lessor.

3.6 Insurance. Lessee shall obtain and maintain for the Lease Term at its own expense, property damage and liability insurance and insurance against loss or damage to the Equipment as a result of fire, explosion, theft, vandalism and such other risks of loss as are normally maintained on equipment of the type leased hereunder by companies carrying on the business in which Lessee is engaged, in such amounts, in such form and with such insurers as shall be satisfactory to Lessor. Each insurance policy shall name Lessee as insured and Lessor and its assignees as additional insureds and loss payees thereof as their interest may appear, and shall provide that it may not be cancelled or altered without at least 30 days' prior written notice thereof being given to Lessor (or 10 days', in the event of non-payment of premium).

3.7 Indemnity. Except with respect to the gross negligence or willful misconduct of Lessor, Lessee hereby indemnifies, protects, defends and holds harmless Lessor from and against any and all claims, liabilities (including negligence, tort and strict liability), demands, actions, suits, and proceedings, losses, costs, expenses and damages, including reasonable attorneys' fees and costs (collectively, "Claims"), arising out of, connected with, or resulting from any Lease or any of the Equipment, or any ancillary or related software or other intangibles, whether arising before, during or after the Lease Term (but not Claims relating to events occurring after Lessee has returned the Equipment to Lessor in accordance with Section 3.3), including Claims relating to the manufacture, selection, purchase, delivery, possession, condition, use, operation, return or other disposition of the Equipment. Each of the parties shall give the other prompt written notice of any Claim of which it becomes aware.

3.8 Lessee Negative Covenants. Without the prior written consent of Lessor, which consent as it pertains to clauses (b) and (d) below shall not be unreasonably withheld, Lessee shall not: (a) assign, transfer, or otherwise dispose of any Equipment, the Lease or any rights or obligations thereunder; (b) sublease any of the Equipment or permit the Equipment to be controlled by any other person; (c) create or incur, or permit to exist, any Lien with respect to any of the Equipment; (d) cause or permit any of the Equipment to be moved from the location specified in the applicable Schedule; or (e) cause or permit any of the Equipment to be moved outside the United States.

3.9 Identification. Lessee shall place and maintain permanent markings provided by Lessor on the Equipment evidencing ownership, security and other interests therein, as specified from time to time by Lessor.

3.10 Alterations and Modifications. Lessee shall not make any additions, attachments, alterations or improvements to the Equipment without the prior written consent of Lessor, not to be unreasonably withheld. Any addition, attachment, alteration or improvement to any item of Equipment shall belong to and become the property of Lessor unless, at the request of Lessor, it is removed prior to the return of such item of Equipment by Lessee. Lessee shall be responsible for all costs relating to such removal and shall restore such item of Equipment to the condition and value otherwise required hereunder.

3.11 Personal Property. Lessee acknowledges and represents that the Equipment shall be and remain personal property, notwithstanding the manner by which it may be attached or affixed to realty, and Lessee shall do all acts and enter into all agreements necessary to ensure that the Equipment remains personal property. If requested by Lessor with respect to any item of Equipment, Lessee shall obtain and deliver to Lessor equipment access agreements, satisfactory to Lessor, from all persons claiming any interest in the real property on which such item of Equipment is installed or located.

3.12 Financial Statements. Subject to the term of any Schedule, Lessee shall promptly furnish to Lessor such financial or other statements regarding the condition and operations of Lessee and any Guarantor, and information regarding the Equipment, as Lessor may from time to time reasonably request.

3.13 Lessee Representations. Lessee hereby represents and warrants as of the date hereof and of each Schedule entered into hereunder, as follows:

(a) With respect to this Agreement, and each Schedule, certificate evidencing acceptance of equipment, assignment of purchase order, insurance letter, proposal letter, UCC financing statement, or other document now or hereafter executed by Lessee in connection with any Lease (collectively, "Lease Documents"), (i) the execution, delivery and performance thereof by Lessee or its attorney-in-fact have been duly authorized by all necessary corporate, partnership or company action; (ii) the person executing such documents is duly authorized to do so; and (iii) such documents constitute legal, valid and binding obligations of Lessee, enforceable in accordance with their terms.

(b) There are no actions, suits or proceedings pending or, to the best of Lessee's knowledge, threatened, against or affecting Lessee or any of its Subsidiaries before any Governmental Authority or arbitrator which (i)  purport to affect or pertain to this Agreement or any Lease, or (ii) if determined adversely to Lessee or any such Subsidiary, would result in a Material Adverse Change.

(c) Lessee and its Subsidiaries possess all approvals, authorizations, permits, franchises, licenses, patents, trademarks, trade names, service marks, and copyrights, free from burdensome restrictions, that are reasonably necessary for the ownership, maintenance and operation of their respective businesses and the maintenance and operation of the Equipment, and neither Lessee nor any of its Subsidiaries is in material violation of any right of others with respect to the foregoing.

(e) Lessee and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets and otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Lessee has not received any notice of any proposed tax assessment against Lessee or any of its Subsidiaries that would, if made, result in a Material Adverse Change.

(f) There exists no Event of Default hereunder.

IV. DEFAULT AND REMEDIES

4.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default" hereunder and under each Lease: (a)  Lessee fails to pay any Rent or other amount due under any Lease within five days after it becomes due and payable; (b) any representation or warranty of Lessee made in any Lease Document proves to have been false or misleading in any material respect as of the date when it was made; (c) Lessee fails to maintain insurance as required herein or breaches any of clauses (a), (b) or (e) of Section 3.8; (d) Lessee fails to perform any other covenant, condition or agreement made by it under any Lease, and such failure continues for 20 days; (e) bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings are instituted by or against Lessee, any Guarantor or any partner of a partnership Lessee or Guarantor, or all or any part of such person's property, under the Bankruptcy Code or other law of the United States or of any other competent jurisdiction, and, if such proceeding is brought against such person, it consents thereto or fails to cause the same to be discharged within 45 days after it is filed; (f) Lessee materially defaults under any agreement with respect to the purchase or installation of any of the Equipment; or (g) Lessee or any guarantor of any Lease, or any of their respective Subsidiaries or other Affiliates, defaults under any other instrument or agreement with Lessor or Cisco Systems, Inc.

4.2 Remedies. If an Event of Default exists, Lessor may exercise any one or more of the following remedies, in addition to those arising under applicable law: (a) proceed, by appropriate court action, to enforce performance by Lessee of the applicable covenants of any or all of the Leases; (b) terminate any or all Leases by notice to Lessee and take possession of any or all of the Equipment and, for such purpose, enter upon any premises where the Equipment is located with or without notice or process of law and free from all claims by Lessee or any other person, or require Lessee to assemble the Equipment and deliver it to Lessor in accordance with Section 3.3; (c) recover any and all direct damages, including all accrued and unpaid Rent and other amounts owing under any Lease, and (i) for any Lease that is an FMV Lease, the Equipment for which has not been returned to Lessor in the condition required hereunder, an amount equal to the Casualty Value thereof; or (ii) for any Lease that is an FMV Lease, the Equipment for which has been so returned to Lessor, such amounts as are provided for the lessee breach of a personal property lease under the Uniform Commercial Code of the jurisdiction specified in Section 5.11 (the "Code"), using the Discount Rate to calculate present values for such purpose; or (iii) for any Lease that is not an FMV Lease, an amount equal to the present value, discounted at the Discount Rate, of the sum of all Rent and other payments remaining to be paid under such Lease through the Lease Term plus the applicable purchase option amount specified in Paragraph 7 of the Schedule; and (d) sell or re-lease any or all of the Equipment, through public or private sale or lease transactions, and apply the proceeds thereof to Lessee's obligations under such Leases or otherwise seek recovery in accordance with applicable provisions of the Code. Lessee shall remain liable for any resulting deficiency and Lessor may retain any surplus it may realize in connection with an FMV Lease. The "Discount Rate" shall be the rate for U.S. Treasury obligations having a constant maturity of three months, as specified in the Federal Reserve Statistical Release H.15 (or replacement publication) issued most recently prior to the date of termination of the Lease. Lessee shall pay all costs and expenses (including reasonable attorneys' fees) incurred by Lessor in retaking possession of, and removing, storing, repairing, refurbishing and selling or leasing such Equipment and enforcing any obligations of Lessee pursuant to any Lease.

V. MISCELLANEOUS

5.1 Performance of Lessee's Obligations. Upon Lessee's failure to pay any amount or perform any obligation under any Lease when due, Lessor shall have the right, but shall not be obligated, to pay such sum or perform such obligation, whereupon such sum or cost of such performance shall immediately become due and payable thereunder, with interest thereon at the Default Rate from the date such payment or performance was made.

5.2 Right to Use. So long as no Event of Default exists, neither Lessor nor its assignee shall interfere with Lessee's right to use the Equipment under any Lease.

5.3 Assignment by Lessor. Lessor may assign or transfer any or all of Lessor's interest in this Agreement, any Lease, any Equipment or Rents, without notice to Lessee. Any assignee of Lessor shall have all of the rights, but none of the obligations (unless otherwise provided in the applicable assignment), of a "Lessor" under this Agreement and the applicable Lease, and Lessee agrees that it will not assert against any assignee any defense, counterclaim or offset that Lessee may have against Lessor or any preceding assignee, and that upon notice of such assignment or transfer, it will pay all Rent and other sums due under this Agreement and the applicable Lease to such assignee or transferee. Lessee acknowledges that any assignment or transfer by Lessor shall not materially change Lessee's duties or obligations under this Agreement or any Lease, nor materially increase the burdens or risks imposed on Lessee or relieve Lessor from its obligations hereunder.

5.4 Further Assurances. Upon the request of Lessor from time to time, Lessee shall execute and deliver such further documents and do such further acts as Lessor may reasonably request in order fully to effect the purposes of this Agreement or any Lease. Lessee hereby appoints Lessor its attorney in fact, coupled with an interest, authorized, without any obligation to do so, (a) to sign on Lessee's behalf and file, record and register financing statements, and amendments and continuations thereof, and any other documents relating to liens, security interests or property rights of Lessor, Lessee or any third person with respect to any Equipment and ancillary property, in accordance with any Uniform Commercial Code or other code or statute, and (b) to enforce, in its own name or in the name of Lessee, claims relating to any Equipment against insurers, manufacturers or other persons, and to make, adjust, settle, compromise and receive payments as to such claims or relieve lessor from its obligations hereunder.

5.5 Rights and Remedies. Each right and remedy granted to Lessor under any Lease shall be cumulative and in addition to any other right or remedy existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Lessor from time to time concurrently or independently and as often and in such order as Lessor may elect. Any failure or delay on the part of Lessor in exercising any such right or remedy shall not operate as a waiver thereof.

5.6 Notices. Any notice, request, demand, consent, approval or other communication provided for or permitted in relation to any Lease shall be in writing and shall be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at its address, or received by the party at such facsimile number, as is set forth in such Lease (or at such other addresses or fax numbers such party shall specify to the other party in writing), or if sent by registered or certified mail, return receipt requested, on the fifth day after the day on which it is mailed, postage prepaid, addressed to such party.

5.7 Section Headings; Interpretation. Section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of any Lease Document. In interpreting the provisions of any Lease Document, (a) the term "including" is not limiting; (b) references to "person" include individuals, corporations and other legal persons and entities; (c) the singular of defined terms includes the plural and vice-versa; and (d)  section and paragraph references are to the document in which such reference appears, unless the context otherwise requires.

5.8 Entire Lease. This Agreement, together with the other Lease Documents, constitute the entire agreement between Lessor and Lessee with respect to the lease of the Equipment. No waiver or amendment of, or any consent with respect to, any provision of any Lease Document shall bind either party unless set forth in a writing, specifying such waiver, consent, or amendment, signed by both parties. Each FMV Lease is intended by the parties as a "finance lease" under the Code.

5.9 Severability. Should any provision of any Lease Document be or become invalid, illegal, or unenforceable under applicable law, the other provisions of such Lease Document shall not be affected and shall remain in full force and effect.

5.10 Attorneys' Fees; Default Interest; Maximum Rates. Lessee shall reimburse Lessor for all charges, costs, expenses and attorney's fees incurred by Lessor (a) in defending or protecting its interests in the Equipment, (b) in the enforcement of this Agreement or any Lease, and (c) in any lawsuit or other legal proceeding to which this Agreement or any Lease gives rise. Any nonpayment of Rent or other amount payable under any Lease shall result in Lessee's obligation to promptly pay Lessor on such overdue payment, for the period of time during which it is overdue (including during any grace period), interest at a rate ("Default Rate") equal to fourteen percent (14%) per annum. To the extent that any payment of interest (including any amount deemed imputed interest for purposes of applicable law) under any Lease Document would otherwise exceed provisions of any law limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lessor, such payment amount shall be deemed reduced to such amount as is equal to or consistent with the highest rate permitted by applicable law.

5.11 Governing Law and Jurisdiction. THIS AGREEMENT AND THE OTHER LEASE DOCUMENTS SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF CALIFORNIA. LESSOR AND LESSEE WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING FROM ANY LEASE DOCUMENT. LESSEE CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF CALIFORNIA, AND THE FEDERAL COURTS SITTING IN THE STATE OF CALIFORNIA, FOR THE RESOLUTION OF ANY DISPUTES UNDER ANY LEASE DOCUMENT.

5.12 Survival. All obligations of Lessee to make payments to Lessor under any Lease or to indemnify Lessor, including pursuant to Section 3.4 or 3.7 above, with respect to a Lease, and all rights of Lessor hereunder with respect to a Lease, shall survive the termination of such Lease and the return of the Equipment.

5.13 Security. To secure the payment and performance by Lessee of all obligations under each Lease, and in addition to any other security granted under other agreements, Lessee hereby grants Lessor a security interest in Lessee's right, title and interest, now existing and hereafter arising, in and to, (a) all Equipment subject to such Lease, (b) all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment, (c) all rights to software used or usable in connection with the Equipment and which is embedded in the Equipment, and (d) all books, records and proceeds relating to the foregoing.

5.14 Counterparts; Chattel Paper. Each Lease Document may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. The original of each Schedule shall constitute chattel paper for purposes of the Code. If there exist multiple originals of a Schedule, the one marked "Lessor's Copy" or words of similar import, shall be the only chattel paper.

5.15 Appendix; Addenda. The Appendix and the Addendum, if any, are a part of and incorporated into this Agreement by this reference.

LESSEE, BY THE SIGNATURE BELOW OF ITS AUTHORIZED REPRESENTATIVE, ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. EACH PERSON SIGNING BELOW ON BEHALF OF LESSEE REPRESENTS THAT HE OR SHE IS AUTHORIZED TO EXECUTE AND DELIVER THIS AGREEMENT ON BEHALF OF LESSEE.
LESSOR: CISCO SYSTEMS CAPITAL CORPORATION By: /S/ Wayne Super (Authorized Signature) _____________________________ (Name/Title)	LESSEE: US DATA AUTHORITY, INC. By: /S/ Ronald H. Leventhal (Authorized Signature) Ronald H. Leventhal President, Principal Executive, Financial and Accounting Officer

APPENDIX

To Master Agreement to Lease Equipment No. _____

THIS APPENDIX TO MASTER AGREEMENT TO LEASE EQUIPMENT NO. _____ dated June 30, 2000 (this "Appendix") is entered into by and between CISCO SYSTEMS CAPITAL CORPORATION ("Lessor"), and US DATA AUTHORITY, INC. ("Lessee") and supplements and shall be deemed incorporated into that certain Master Agreement to Lease Equipment between Lessor and Lessee dated as of June 30, 2000 (the "Agreement").

1. CERTAIN DEFINITIONS. In addition to terms defined elsewhere in the Agreement or any Schedule thereto, the following terms shall have the following meanings:

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy".

"Change of Control" means (i) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Lessee; or (ii) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Lessee by Persons who were neither (A) nominated by the Board of Directors of Lessee nor (B) appointed by directors so nominated; provided that no Change of Control of Lessee shall exist hereunder if resulting from an initial public offering of Lessee's equity securities.

"GAAP" means generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any national government, or any state, province or other political subdivision thereof or therein, or any governmental ministry, department, body, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Lien" means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

"Material Adverse Change" means (i) a material adverse change in the business, operations or financial condition of Lessee and its Subsidiaries taken as a whole, or (ii) any event, matter, condition or circumstance which (A) would materially impair the ability of Lessee or any other Person to perform or observe its obligations under or in respect of the Agreement or any other agreements, instruments or documents executed in connection herewith, or (B) affects the legality, validity, binding effect or enforceability of the Agreement or any other agreements, instruments or documents executed in connection herewith.

"Requirements of Law" means, as to any person, any and all laws, treaties, rules or regulations or determinations of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the person or any of its property or to which the person or any of its property is subject.

"Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any person or one or more of the other Subsidiaries of such person or a combination thereof.

2. FURTHER LESSEE COVENANTS. Lessee agrees as follows:

(a) Negative Covenants. Lessee shall not:

(i) Engage in any material line of business substantially different from those lines of business carried on by it or contemplated to be carried on by it (as disclosed to Lessee) on the date of this Agreement;

(ii) Unless Lessor gives its prior consent (which consent will not be unreasonably delayed), merge with or consolidate into, or acquire all or substantially all of the assets of, any other corporation or entity, or sell, transfer, lease o otherwise dispose of all or substantially all of its assets, or permit any Subsidiary to do any of the foregoing, except that any of Lessee's wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of Lessee's wholly owned subsidiaries, or to Lessee, and in connection therewith, such Subsidiary may be liquidated or dissolved;

(iii) Declare or pay any dividends in respect of Lessee's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of Lessee, except that Lessee may (A) declare and deliver dividends and distributions payable only in common stock of Lessee, or otherwise effect stock splits, (B) effect reverse stock splits, (C) purchase, redeem, retire or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock, and (D) repurchase stock owned by employees, directors and consultants of Lessee pursuant to the terms of any employment, consulting or other stock restriction agreements at such time as any such employee, director or consultant terminates his or her affiliation with Lessee, provided that no Event of Default shall exist either immediately prior to or after giving effect to such repurchase, and provided further that the total amount paid in connection therewith by Lessee shall not exceed $100,000 in any year; or

(b) Affirmative Covenants. Lessee shall, and shall cause each of its Subsidiaries to:

(i) Maintain and preserve (A) its corporate existence, and (B) all material copyrights, patents, trademarks, trade names and service marks and other intellectual property rights, and all other material rights, qualifications, permits, licenses, franchises and privileges, necessary or desirable in the ordinary course of business and operations and the ownership of its properties, except as permitted by clause 2(a)(ii) hereof;

(ii) Obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any Governmental Authority necessary or desirable (A) in connection with the execution, delivery and performance of the Lease Documents or any related documents and instruments and the leasing of the Equipment as contemplated thereby, or (B) in the ordinary course of its business and operations and the ownership of its properties, except, in the case of this clause (B), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change;

(iii) Comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except as may be contested in good faith, or as to which a bona fide dispute may exist, or where non-compliance could not reasonably be expected to result in a Material Adverse Change; and

(iv) Deliver to Lessor, as soon as available, but in any event within 105 days after the end of each fiscal year of Lessee, and 45 days after the end of each of the first three fiscal quarters of Lessee, a consolidated balance sheet of Lessee and its Subsidiaries as at such quarter or year-end date, and the related consolidated statements of income and cash flows for such period, all in reasonable detail and, in the case of the year-end financials, audited by an independent certified public accountant, which statements shall be prepared in accordance with GAAP and, in the case of the year-end financials, shall not be subject to any qualifications or exceptions as to the scope of the audit, nor to any qualifications or exceptions not reasonably acceptable to Lessor, together with a Compliance Certificate, in substantially the form of Exhibit A attached hereto, of the chief financial officer, controller or treasurer of Lessee as of the end of the applicable accounting period.

(c) Financial Covenants

(i) Minimum Total Revenues. On a consolidated basis, Lessee and its Subsidiaries shall not fail to maintain total revenues of the Lessee and its Subsidiaries for each quarterly period set forth below of not less than the correlative amount indicated:
Quarterly Period Ending	Required Amount
October 31, 2000	$ 1,396,795
January 31, 2000	$ 4,583,982
April 30, 2001	$ 9,785,241
July 31, 2001	$ 16,565,811
October 31, 2001	$ 24,135,257
January 31, 2001	$ 31,793,621
April 30, 2002	$ 39,431,345
July 31, 2002	$ 47,001,749
October 31, 2002	$ 53,727,598
January 31, 2003	$ 58,723,534
Thereafter	$ 58,723,534

(ii) Minimum EBITDA. On a consolidated basis, Lessee and its Subsidiaries shall not fail to maintain EBITDA of the Lessee and its Subsidiaries for each quarterly period set forth below of not less than the correlative amount indicated:
Quarterly Period Ending	Required Amount
October 31, 2000	$ (4,363,639)
January 31, 2000	$ (4,688,575)
April 30, 2001	$ (4,024,496)
July 31, 2001	$ (2,733,706)
October 31, 2001	$ 1,603,881
January 31, 2001	$ 3,992,142
April 30, 2002	$ 7,257,107
July 31, 2002	$ 8,498,233
October 31, 2002	$ 11,913,595
January 31, 2003	$ 14,195,454
Thereafter	$ 14,195,454

(iii) Debt Service Coverage Ratio. On a consolidated basis, Lessee and its Subsidiaries shall not permit the ratio of Cash Reserves to Debt Service be less than the ratio set forth below (determined as of the end of the quarterly period set forth below):
Quarterly Period Ending	Required Ratio
October 31, 2000	3.00:1
January 31, 2001	3.00:1
April 30, 2001	3.00:1
July 31, 2001	3.00:1
October 31, 2001	3.00:1
January 31, 2002	3.00:1
April 30, 2002	3.00:1
July 31, 2002	3.00:1
October 31, 2002	3.00:1
January 31, 2003	3.00:1
Thereafter	3.00:1

(iv) Maximum Funded Debt to Capitalization. On a consolidated basis, Lessee and its Subsidiaries shall not permit the ratio of Consolidated Funded Debt to Capitalization to exceed the percentage amount set forth below (determined as of the end of the quarterly period set forth below):
Quarterly Period Ending	Percentage
October 31, 2000	75%
January 31, 2000	75%
April 30, 2001	75%
July 31, 2001	75%
October 31, 2001	75%
January 31, 2001	75%
April 30, 2002	70%
July 31, 2002	70%
October 31, 2002	70%
January 31, 2003	70%
Thereafter	65%

(v) Cash Reserves. On a consolidated basis, Lessee and its Subsidiaries shall maintain Minimum Cash Reserves of at least the following during each quarterly period:
During the Quarterly Period Ending	Cash Balance
October 31, 2000	$ 521,233
January 31, 2000	$ 521,233
April 30, 2001	$ 521,233
July 31, 2001	$ 521,233
October 31, 2001	$ 521,233
January 31, 2001	$ 521,233
April 30, 2002	$ 521,233
July 31, 2002	$ 521,233
October 31, 2002	$ 521,233
January 31, 2003	$ 521,233
Thereafter	$ 521,233

As used in this clause ©, the following terms shall have the following meanings: "Capitalization" means, on any date, the sum of (I) Consolidated Funded Debt, and (ii) the sum of capital stock plus paid in capital of Lessee and its Subsidiaries on such date, on a consolidated basis and as determined in accordance with GAAP; "Cash Reserves" means unrestricted cash and cash equivalents of Lessee and its wholly-owned Subsidiaries; "Consolidated Funded Debt" means, as of any date of determination, all indebtedness of Lessee and its Subsidiaries on such date, on a consolidated basis and as determined in accordance with GAAP; and "Debt Service" means, with respect to any fiscal period of the Lessee and its Subsidiaries, (I) the amount of interest expense, both expensed and capitalized (including the portion of any payments in respect of any capital leases allocable to interest expense), on a consolidated basis and as determined in accordance with GAAP; paid or payable during such period in respect of any indebtedness of Lessee and its Subsidiaries, plus (ii) required amortization of indebtedness of the Lessee and its Subsidiaries (including the principal component of any capital leases), on a consolidated basis and as determined in accordance with GAAP, for the period involved, whether expensed or capitalized. "EBITDA" means, with respect to any fiscal period of a person, net income (excluding extraordinary items), plus (except to the extent attributable to extraordinary items) the amount of any interest, taxes, depreciation, and amortization deducted in determining such net income, all of the foregoing as determined on a consolidated basis for Lessee and its Subsidiaries in conformity with GAAP

3. FURTHER EVENTS OF DEFAULT. The following shall be additional Events of Default under the Agreement:

(a) Lessee or any of its Subsidiaries defaults under any obligation to repay borrowed money, or under any lease obligation, with any other lender or lessor, and such default continues after the expiration of any applicable grace period, and such default has or may have, in Lessor's discretion, a material adverse effect on Lessee's ability to perform its obligations under any Lease;

(b) There occurs any Material Adverse Change; or

(b) There occurs any Change of Control.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Appendix to be duly executed by their authorized representatives as of the date of the Agreement.
CISCO SYSTEMS CAPITAL CORPORATION, Lessor By: /S/ Wayne Super Title:	US DATA AUTHORITY, INC., Lessee By: /S/ Ronald H. Leventhal Title: President, Principal Executive, Financial and Accounting Officer

EXHIBIT A

Compliance Certificate

Date: __________, ___

To: Cisco Systems Capital Corporation
Mailstop SJC2 - 3rd Floor
170 West Tasman Drive
San Jose, California 95134-1706
Attn: Loan Administration, Worldwide Financial Services

Re: US Data Authority, Inc.

Ladies and Gentlemen:

This Compliance Certificate is made and delivered pursuant to the Master Agreement to Lease Equipment dated as of June ___, 2000 (as amended, modified, renewed or extended from time to time, the "Agreement"), between US Data Authority, Inc. ("Lessee") and Cisco Systems Capital Corporation ("Lessor"), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Agreement. This Compliance Certificate relates to the accounting period ending __________, ____.

I am the ____________ of Lessee. I have reviewed the terms of the Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of Lessee and its Subsidiaries during such accounting period. I hereby certify that the information set forth on Schedule 1 hereto (and on any additional schedules hereto setting forth further supporting detail) is true, accurate and complete as of the end of such accounting period.

I hereby further certify that (i) as of the date hereof that no Event of Default has occurred and is continuing, and (ii) on and as of the date hereof, there has occurred no Material Adverse Change since the date of the financial statements furnished to Lessor prior to the Closing Date, except in each case as may be set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statements, the period during which it has existed and the action which Lessee is taking or proposes to take with respect to each such condition or event.

IN WITNESS WHEREOF, the undersigned officer has signed this Compliance Certificate on behalf of Lessee this ____ day of ______________, ____.
________________________________ Title title

SCHEDULE 1
to the Compliance Certificate

Dated _________________, _____

SUNVEST RESORTS, INC. D/B/A US DATA AUTHORITY, INC. (AFTER JULY 2000, US DATA AUTHORITY, INC.)

For the fiscal quarter ended __________, _____
[Section references are to the Appendix]		Actual	Required/Permitted
1. Minimum Total Revenues
Lessee consolidated total revenues		$________	Not less than $_________
[See Table in Appendix]

3. Debt Service Coverage Ratio
(A) Lessee Cash Reserves calculation, as calculated as provided above		$________
(B) Lessee Debt Service (measured for each four consecutive fiscal quarter period on a rolling four quarter basis)
Interest payments in respect of any Indebtedness	$________
Required amortization of Indebtedness	$________
Lessee Debt Service		$________
(C) Ratio of (A) to (B)		___:___	Not less than ___:___ [See Table in Appendix]

4. Maximum Funded Debt to Capitalization
(A) Lessee Consolidated Funded Debt		$________
(B) Capitalization
Lessee Consolidated Funded Debt	$ _______
plus capital stock	________
plus paid in capital	________
Capitalization		$________
(C) Ratio of (A) to (B)		_______%	Not to exceed ______% [See Table in Appendix]

5. Cash Reserves
Lessee consolidated unrestricted cash plus Lessee consolidated cash equivalents Lessee Cash Reserves	$_______ $_______	$________	Not less than $________